Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 18, 2023, is made by and among Rose Hill Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), Inversiones e Inmobilaria GHC Ltda, a limited liability company organized under the laws of Chile (the “Company”), and Alejandro García Huidobro Empresario Individual (“AGH”). SPAC, the Company and AGH shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WITNESETH:

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of October 19, 2022, as amended by Amendment No.1 to the Business Combination Agreement, dated as of July 17, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Amendment to the Business Combination Agreement.

(a)          Section 9.1(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) (i) by either SPAC or the Company if the Closing shall not have occurred by January 18, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) notwithstanding anything to the contrary, prior to the occurrence of a Qualifying PIPE Agreement, by the Company in order to concurrently enter into a merger agreement, purchase agreement, subscription agreement, or similar definitive document or agreement with respect to any Company Business Combination;”

2.          Effect of Amendment.  Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect.  On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.  For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Business Combination Agreement, as amended by this Amendment, shall mean October 19, 2022.

3.          Construction.  This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.          Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including that certain waiver, dated as of May 31, 2023, executed by SPAC (the “Waiver”). In the event of a conflict between the terms of the Business Combination Agreement or the Waiver, on the one hand, and this Amendment, on the other hand, the terms of this Amendment shall prevail.

5.          Counterparts.  This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

 [signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

ROSE HILL ACQUISITION CORPORATION
By:	/s/ Albert Hill IV
Name:	Albert Hill IV
Title:	Co-Chief Financial Officer
INVERSIONES E INMOBILARIA GHC LTDA
By:	/s/ Alejandro Garcia Huidobro Empresario
Name:	Alejandro Garcia Huidobro Empresario
Title:	Administrator and Legal Representative
ALEJANDRO GARCÍA HUIDOBRO EMPRESARIO INDIVIDUAL
/s/ Alejandro Garcia Huidobro Empresario

[Signature Page to Amendment No. 2 to Business Combination Agreement]